EXHIBIT 33 to Form 10-K

Form Last Updated by the NYSE on February 8, 2005

Annual CEO Certification

(Section 303A.12(a))

As the Chief Executive Officer of	Capitol Bancorp Limited	,
(Name of the Company)

and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as Exhibit H to the Company’s Section 303A Annual Written Affirmation.

By:	/s/ Joseph D. Reid

Print Name:	Joseph D. Reid

Title:	Chairman and Chief Executive Officer

Date:	3/16/2005

Note: THE NYSE WILL NOT ACCEPT IF RETYPED, MODIFIED OR IF ANY TEXT IS DELETED. If you have any questions regarding applicability to your company’s circumstances, please call the Corporate Governance Department prior to submission.